BUTZEL LONG, a professional corporation
380 Madison Avenue
New York, NY 10017

Tel: (212) 818-1110
FAX: (212) 818-0494
e-mail: barrett@butzel.com

October 28, 2010

To the Trustees of Narragansett Insured Tax-Free Income Fund:

We consent to the incorporation by reference into post-effective amendment No. 23 under the 1933 Act and No. 25 under the 1940 Act of our opinion dated October 16, 2007.

Butzel Long, a professional
  corporation

/s/ William L. D. Barrett
By:__________________________